UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 20, 2005

Mittal Steel USA ISG Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-31926	71-0871875

(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

4020 Kinross Lakes Parkway, Richfield, Ohio 44286-9000
(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code:
(330) 659-9100

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     See Item 2.03 below.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On April 20, 2005, Mittal Steel USA ISG Inc. (formerly known as International Steel Group Inc.), a Delaware corporation (“Mittal Steel USA ISG” or “ISG”) entered into definitive documentation, as borrower, with respect to a new US$1.0 billion term loan facility and a new US$700 million term loan facility (each a “Term Loan Facility” and, together, the “Term Loan Facilities”). In addition, on April 20, 2005, Mittal Steel USA ISG entered into a promissory note in the amount of US$425,476,890 (the “Promissory Note”).

     All three of these intercompany borrowings were entered into as part of the financing arrangements previously announced by Mittal Steel Company N.V., a company organized under the laws of The Netherlands (“Mittal Steel”), to pay for the cash portion of the merger consideration paid to former stockholders of ISG in conjunction with Mittal Steel’s recently completed merger with ISG. The two Term Loan Facilities represent an intercompany loan to Mittal Steel USA ISG of the previously announced $1.7 billion that another subsidiary of Mittal Steel borrowed under a Credit Agreement, dated as of April 7, 2005, among Mittal Steel and certain subsidiaries of Mittal Steel as original borrowers, the ABN Amro Bank N.V., Citigroup Global Markets Limited, Credit Suisse First Boston International, Deutsche Bank AG London, HSBC Bank Plc and UBS Limited, as lead arrangers, certain other lenders signatory to the Credit Agreement and HSBC Bank Plc, as facility agent. The borrowing evidenced by the Promissory Note was extended to Mittal Steel USA ISG to provide the remainder of the cash portion of the merger consideration by another subsidiary of Mittal Steel. Therefore, neither the Term Loan Facilities nor the Promissory Note being disclosed in this Form 8-K represent the incurrence of additional indebtedness from external creditors outside Mittal Steel and its subsidiaries.

     Mittal Steel US Finance LLC is the lender under each of the Term Loan Facilities. Both Mittal Steel US Finance LLC and Mittal Steel USA ISG are wholly owned subsidiaries of Mittal Steel and thus are affiliates of each other. Other than the Term Loan Facilities and their relationship as affiliates, there are no other direct commercial relationships between Mittal Steel US Finance LLC and Mittal Steel USA ISG. Mittal Steel Holdings N.V., a company organized under the laws of The Netherlands Antilles (“Mittal Steel Holdings”), is the lender under the Promissory Note. Both Mittal Steel USA ISG and Mittal Steel Holdings are wholly owned subsidiaries of Mittal Steel. Other than the Promissory Note and their relationship as affiliates, there are no other direct commercial relationships between Mittal Steel Holdings and Mittal Steel USA ISG.

     Mittal Steel USA ISG drew down on each of the Term Loan Facilities in the principal amounts of US$1.0 billion and US$700 million respectively on April 21, 2005. Each of the Term Loan facilities will mature on April 21, 2010. Each Term Loan Facility contains customary covenants requiring all of Mittal Steel USA ISG’s transactions with affiliates to be conducted on an arms length basis and limiting its ability to incur additional indebtedness, consummate certain extraordinary business transactions such as mergers and create liens on its properties.

Mittal Steel USA ISG is required to pay interest on each of the Term Loan Facilities at an annual rate for each applicable interest period equal to the sum of (i) a margin, initially set at 0.475% and then subject to adjustment based on Mittal Steel’s unsubordinated unsecured debt rating, plus 0.125%, (ii) the London Interbank Offering Rate for the applicable interest period and (ii) a facility maintenance fee. The initial interest period for each of the Term Loan Facilities is six months and then shall be agreed between borrower and lender for subsequent periods not to exceed six months.

     Mittal Steel USA ISG borrowed US$425,000,000 from Mittal Steel Holdings on April 21, 2005 under the terms of the Promissory Note. Mittal Steel USA ISG is required to pay Mittal Steel Holdings an amount equal to US$325,205,660 on April 27, 2005 and US$100,271,230 on May 20, 2005, in each case reflecting the repayment of principal and accrued but unpaid interest. Mittal Steel USA ISG may, upon 3 days prior notice, prepay the outstanding principal amount under the Promissory Note, subject to certain adjustments for early payment.

     The foregoing summary is qualified in its entirety by reference to the agreements for the Term Loan Facilities and the Promissory Note, copies of which are filed herewith and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

     (c) Exhibits.

Exhibit
No.	Description

10.1
US$1,000,000,000 Term Loan Facility Agreement between Mittal Steel USA ISG (formerly known as International Steel Group Inc.), as borrower, and Mittal Steel US Finance LLC, as lender, dated April 20, 2005.

10.2
US$700,000,000 Term Loan Facility Agreement between Mittal Steel USA ISG (formerly known as International Steel Group Inc.), as borrower, and Mittal Steel US Finance LLC, as lender, dated April 20, 2005.

10.3
Promissory Note in the amount of US$425,476,890 made by Mittal Steel USA ISG (formerly known as International Steel Group Inc.), as payor, in favor of Mittal Steel Holdings N.V., as payee, dated April 20, 2005.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 26, 2005

MITTAL STEEL USA ISG INC.
By	/s/ Carlos M. Hernandez
	Name:	Carlos M. Hernandez
	Title:	General Counsel and Secretary

EXHIBIT INDEX

Exhibit
No.	Description

10.1
US$1,000,000,000 Term Loan Facility Agreement between Mittal Steel USA ISG (formerly known as International Steel Group Inc.), as borrower, and Mittal Steel US Finance LLC, as lender, dated April 20, 2005.

10.2
US$700,000,000 Term Loan Facility Agreement between Mittal Steel USA ISG (formerly known as International Steel Group Inc.), as borrower, and Mittal Steel US Finance LLC, as lender, dated April 20, 2005.

10.3
Promissory Note in the amount of US$425,476,890 made by Mittal Steel USA ISG (formerly known as International Steel Group Inc.), as payor, in favor of Mittal Steel Holdings N.V., as payee, dated April 20, 2005.